2010 Third Quarter
Earnings Call

2010 Third Quarter Presentation  *
Disclaimer & Forward-Looking Statements
Statements in this document and presented orally, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.
The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.
On August 18, 2010, the Company entered into a merger agreement (amended as of September 27, 2010) with
First Niagara Financial Group, Inc. (“First Niagara”) and FNFG Merger Sub, Inc. (“Merger Sub”) pursuant to which
Merger Sub will be merged with and into the Company and will become a wholly owned subsidiary of First Niagara
(the “Merger”). In connection with the Merger, First Niagara has filed with the SEC a Registration Statement on
Form S-4 that includes a Proxy Statement of the Company and a Proxy Statement/Prospectus of First Niagara, as
well as other relevant documents concerning the Merger. A definitive Proxy Statement will be mailed to stockholders of the Company after the Registration Statement is declared effective. The Registration Statement has not yet become effective. Stockholders are urged to read the definitive Proxy Statement of the Company regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the Proxy Statement, as well as other filings containing information about the Company at the SEC’s Internet site http://www.sec.gov. You may also obtain these documents, free of charge, from Company by accessing the Company’s website at www.newalliancebank.com under the tab “Investors” and then under the heading “SEC Filings.” The Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Merger.
Information about the directors and executive officers of the Company is set forth in the proxy statement for the
Company’s 2010 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 11, 2010.
Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the Merger.

2010 Third Quarter Presentation  *
2010 Priorities
 „Sustained net revenue momentum
 > Lower cost of funds
 > Higher yield commercial loan growth
 > Core fee income gains
 „Continued deposit growth
 > Focus on core deposits
 > Primary checking acquisitions
 „Improved operating leverage
 „Footprint expansion

2010 Third Quarter Presentation  *
2010 Third Quarter Highlights
Linked quarter
 „Net Income of $16.9 million, adjusted for merger-
 related items, up 1.8%
 „Revenues of $75.0 million, improved 1.8%
 „Net Interest Margin expanded 6 bps to 3.08%
 „Record loan originations of $597.6 million, up 11.7%
 „Loan portfolio growth of 2.9%
 „Improving credit trends lowered provision by 27.3%

2010 Third Quarter Presentation  *
2010 Third Quarter Highlights
Year-over-year
 „Net Income increased 33.9%, excluding merger-related
 charges
 „Revenues improved 9.9%
 „Net interest margin expanded 37 bps
 „Deposits up 3.3% - core deposits up 7.1%
 „Record loan originations - up 31.5%
 „Loan portfolio growth of 5.5%
 „Net charge-offs decreased from $5.2 million to
 $4.4 million, or to 35 bps

Financial
Performance

2010 Third Quarter Presentation  *
	Three Months Ended
Dollars in millions, except for per share data (unaudited)	Sept 30, 2010	June 30, 2010	Sept 30, 2009
Interest and dividend income	$ 88.4	$ 87.0	$ 92.3
Interest expense	28.1	29.3	40.5
Net interest income before provision	60.3	57.7	51.8
Provision for loan losses	4.0	5.5	5.4
Net interest income after provision	56.3	52.2	46.3
Total non-interest income	14.6	15.9	16.4
Total non-interest expense	50.2	43.6	42.2
Income before income taxes	20.7	24.5	20.5
Net income	$ 13.9	$ 16.3	$ 12.6
Basic and Diluted EPS	0.14	0.16	0.13
Non-GAAP Reported
Net Income	$ 16.9	$ 14.9	$ 12.6
Basic and Diluted EPS	0.17	0.15	0.13
(1) Excluding merger related charges net of taxes of $3.0 million
(2) Excluding merger related charges net of taxes of $0.3 million and gain on limited partnership of $1.7 million
(2)
(1)
Consolidated Statements of Income

2010 Third Quarter Presentation  *
Record Revenue
$74,964
$68,211
$66,769
$71,041
$73,627
Strong Business Momentum
Linked Quarter

2010 Third Quarter Presentation  *
Cost of Deposits* - Down 54 Basis Points
Cost of Borrowings* - Down 106 Basis Points
Interest Expense Drivers

2010 Third Quarter Presentation  *
Continued Expansion of NIM
 „ 6 consecutive quarters
 of NIM expansion
 „ 6 bps improvement over
 linked quarter
 „ Year-over-year
 expansion of 37 bps

2010 Third Quarter Presentation  *
 „ Deposit service
 charge income
 remained
 consistent year-
 over-year, down
 modestly linked
 quarter
 „ Sales income from
 mortgages
 contributed 9.6%
 of core fee income
 „ ABL servicing
 income is trending
 up
Core Non-Interest Income

2010 Third Quarter Presentation  *
67.3%
61.1%
$50,246
$43,628
Efficiency Ratio

2010 Third Quarter Presentation  *
$5,055
$5,137
$5,139
$4,974
$5,024
Deposit Growth
 „ Total deposits

2010 Third Quarter Presentation  *
$598
$359
$338
$390
$535
Loan Originations
 „ Up 11.7% vs. linked
 quarter
 „ Commercial loan
 originations up 38.3% vs.
 linked quarter and up
 146.8% year-over-year
 „ Commercial originations
 were 38% of 3Q total, up
 from 26% prior year
 „ Asset based loan
 originations of $100
 million

2010 Third Quarter Presentation  *
$4,762
$4,806
$5,069
$4,792
$4,928
Loan Portfolio
 „ Three consecutive quarters
 of loan portfolio growth
 „ Loan balances increased 2.9%
 linked quarter; year-over-
 year up 5.5%
 „ Commercial loans increased
 by 5.7% over linked quarter
 and by 11.4% year-over-year

2010 Third Quarter Presentation  *
Credit Quality Trends - NAL vs. Peers
Peer Delinquency Rates (30 day +)* June 30, 2010
◆ All National 7.09%
■ All CT 2.46%
— All MA 3.38%
▲ NewAlliance 1.75% Sept.30, 2010
 „ NAL’s credit quality has
 been consistently better
 than peer averages
Aggressively Manage Credit Quality

2010 Third Quarter Presentation  *
NPLs/Total Loans
 „NPLs decreased 4 bps in 3Q
 „Provision decreased by $1.5 million
 from linked quarter
 „Reserve of $54.6 million
 „Allowance for loan losses of 1.08%
 „NPAs at 81 bps
* Information not yet available for 9-30-10
Aggressively Manage Credit Quality

2010 Third Quarter Presentation  *

(Dollars in Millions)	Balance
Residential Mortgages	2,539
Commercial Real Estate	1,225
Consumer Loans	697
C & I ABL	399 115
Commercial Construction	72
Residential Development	23
Total Loans	5,069
$
$
Total Loan Portfolio
September 30, 2010

2010 Third Quarter Presentation  *
Residential Mortgage Portfolio: $2.5 billion
Home Equity Portfolio: $684 million
Residential / Home Equity Portfolio
September 30, 2010
 > Total delinquencies 0.64%
 > Net credit losses 0.12%
 > Updated FICO 749
 > Updated CLTV 66%

2010 Third Quarter Presentation  *
Total CRE Portfolio: $1.3 billion
„Percent of total loans 26%
Total CRE Portfolio
September 30, 2010

2010 Third Quarter Presentation  *
C&I Portfolio
September 30, 2010

2010 Third Quarter Presentation  *
 „Percent of total loans 0.45%
 > Total delinquencies 12.81%
 > Net credit losses 0.00%
 > Total condo portfolio of
   $8.2 million
 > Total NPLs for condo
 portfolio $269,703
Residential Development Portfolio Snapshot
September 30, 2010
Total portfolio: $23.0 million

2010 Third Quarter Presentation  *
($ in thousands)	Portfolio size ($)	Q3 2010 Net Charge-offs ($)	Q3 2010%	Q2 2010%	Q3 2009%
Residential Mortgages	2,538.6	1.26	0.20	0.21	0.16
Consumer Loans	696.9	0.36	0.21	0.10	0.25
C&I	513.9	1.44	1.12	1.17	2.54
Commercial Real Estate (Permanent)	1,225.2	1.30	0.42	0.42	0.04
Commercial Construction	71.5	-	-	5.20	-
Residential Development	22.6	-	-	4.04	11.80
Total	5,068.7	4.36	0.34	0.38	0.43
Quarterly Net Charge-offs by Category
September 30, 2010

2010 Third Quarter Presentation  *
Total Fixed Income Portfolio: $2.70 billion
*Includes Money Market Mutual Funds
*
Investment Portfolio
September 30, 2010
 „Trust Preferred

2010 Third Quarter Presentation  *
Robust Capital

Outlook

2010 Third Quarter Presentation  *
Our Economic Environment
 „ Nationally new and existing home sales activity has declined year-over-year due to the expiration of the housing tax credits;
 however,
 > Most areas of CT and MA median prices of existing homes improved year-over-year
 > Building permits in CT and MA showing signs of improvement over 2009
 „ Unemployment levels in September remain high, although
 stabilizing
 > U.S. at 9.6%
 > CT at 9.1%
 > MA at 8.4%
 „ GDP growth expected to be modest
 > Business spending and consumer spending improved

2010 Third Quarter Presentation  *
2010 Outlook
 „Sustain revenue momentum
 > Three consecutive quarters of growth
 „Maintain excellent credit quality
 > Asset quality trends more positive
 „Execute First Niagara merger integration
 > Customer-driven focus
 > Closing slated for April 2011

Appendix

2010 Third Quarter Presentation  *
(Dollars in thousands, except per share data)	Sept 30, 2010	June 30, 2010	Sept 30, 2009
Net income, GAAP	$13,916	$16,273	$12,620
Merger related charges, net of tax	2,980	327	-
Gain on limited partnership, net of tax	-	1,677	-
Proforma net income	$16,896	$14,923	$12,620
Proforma net income per share - basic	$0.17	$0.15	$0.13
Proforma net income per share - diluted	0.17	0.15	0.13
Proforma return on average assets (1)	0.77%	0.70%	0.59%
Proforma return on average equity (1)	4.60	4.12	3.57
Proforma return on average tangible assets (1)	0.82	0.74	0.63
Proforma return on average tangible equity (1)	7.42	6.71	5.95
Proforma efficiency ratio (2)	61.11	60.34	63.60
Three Months Ended
(1) Excludes net gain on limited partnerships and merger related costs, net of taxes
(2) Excludes total net gain or loss on limited partnerships, OREO expense and merger related charges
Selected Financial Highlights (unaudited)

2010 Third Quarter Presentation  *
Gap Report

Third Quarter 2010